Exhibit 99.1
Gregory J. Larson, Chief Financial Officer 240.744.5120 Bret D.S. McLeod, Senior Vice President 240.744.5216 Gee Lingberg, Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS SOLID RESULTS FOR 2016, ANNOUNCES SHARE REPURCHASE PROGRAM AND THE ACQUISITION OF THE DON CESAR

BETHESDA, MD; February 22, 2017 – Host Hotels & Resorts, Inc. (NYSE: HST) (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results of operations for the fourth quarter and the year.

James F. Risoleo, President and Chief Executive Officer of Host Hotels, stated: “We are pleased with the Company’s solid fourth quarter and full year 2016 results, including meaningful year-over-year growth in diluted EPS and Adjusted FFO per share, reflecting outstanding work and successful execution by the talented employees of Host Hotels. This is a great company that is well-positioned for continued success, and as we move into 2017, we look forward to strengthening our culture, empowering employees, and streamlining decision-making to make the Company more nimble in order to accelerate growth and value-creation.”

Operating Results

(in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent	Year ended December 31,		Percent
	2016	2015	Change	2016	2015	Change
Total revenues	$ 1,337	$ 1,326	0.8%	$ 5,430	$ 5,350	1.5%
Comparable hotel revenues (1)	1,217	1,194	1.9%	4,908	4,776	2.8%
Net income	128	165	(22.4)%	771	565	36.5%
Adjusted EBITDA (1)	348	344	1.2%	1,471	1,409	4.4%
Change in comparable hotel RevPAR:
Domestic properties	2.1%			2.5%
International properties - Constant US$	(9.5)%			7.8%
Total - Constant US$	1.7%			2.7%

Diluted earnings per share	0.17	0.22	(22.7)%	1.02	0.74	37.8%
NAREIT FFO per diluted share (1)	0.41	0.37	10.8%	1.69	1.49	13.4%
Adjusted FFO per diluted share (1)	0.41	0.39	5.1%	1.69	1.54	9.7%
___________

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, Adjusted EBITDA and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures and other non-GAAP financial measures identified in this press release are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

GAAP Operating Performance

“We saw outstanding margin improvement in both the fourth quarter and full year,” said Gregory J. Larson, Executive Vice President and Chief Financial Officer. “This was primarily driven by a combination of productivity improvements that have resulted from our continued time and motion studies at our larger properties, excellent food and beverage cost management from our operators and lower utility costs that are partially a result of the energy initiatives we have implemented over the last several years.”

•

Net income decreased $37 million for the fourth quarter resulting from a decrease in gain on sale of assets and equity in earnings of affiliates which was partially offset by a decrease in debt extinguishment costs. For the full year, net income increased $206 million, primarily due to the $158 million increase in gain on sale of assets, operating profit growth and a reduction in interest expense, which included $41 million of debt extinguishment costs in 2015 that did not repeat in 2016. The improvement in RevPAR helped drive GAAP operating profit margin growth of 40 basis points and 80 basis points for the quarter and the full year, respectively.

•

Diluted earnings per share decreased by 22.7% and increased by 37.8% for the quarter and the full year, respectively, as a result of this activity and the repurchase of approximately 14 million shares in 2016 and 52 million shares over the past 20 months.

•	Total revenues increased 0.8% for the quarter and 1.5% for the full year. The growth was driven by rooms and food & beverage revenue, partially offset by lost revenue from hotel dispositions.

Additional Key Company Metrics

•

Comparable hotel EBITDA improved $14 million, or 4.3%, for the quarter and $75 million, or 5.8%, for the full year driven by strong comparable hotel EBITDA margin improvement of 65 basis points for the quarter and 80 basis points for the full year. Group performance drove comparable revenue growth of 1.9% and 2.8% for the quarter and full year, respectively. The full year comparable hotel EBITDA margins exclude the $12 million gain from the business interruption proceeds received due to the 2010 Deepwater Horizon oil spill. However, the gain is included in Adjusted EBITDA discussed below.

•

The improvement in comparable hotel EBITDA led to an increase in Adjusted EBITDA of $4 million for the quarter and $62 million for the full year, despite a net reduction due to property transactions, including the European joint venture’s 2015 hotel dispositions.

•

Comparable RevPAR on a constant dollar basis improved 1.7% for the quarter due to a 0.6% increase in average room rate and an 80 basis point increase in occupancy to 75.0%. For the full year, comparable RevPAR on a constant dollar basis increased 2.7%, driven by a 1.0% increase in average room rate and a 130 basis point increase in occupancy. For both the fourth quarter and full year, RevPAR growth was driven by strength in group demand. However, the growth in group business was partially offset by a decline in corporate transient business, due to weakness in business travel during the year.

•

Comparable RevPAR at the Company’s domestic properties improved 2.1% for the quarter. The San Diego, Phoenix, Los Angeles and Washington, D.C. markets outperformed the portfolio during the fourth quarter, with RevPAR increases of 12%, 8.3%, 8.1%, and 7.8%, respectively. The Company’s Houston and Florida properties lagged the portfolio, with RevPAR decreases for the quarter of 4.9% and 4.7%, respectively, as both markets were affected by increased supply. For the full year, the Company’s comparable RevPAR for its domestic properties increased 2.5%.

•

On a constant dollar basis, RevPAR at the Company’s comparable international properties decreased 9.5% in the fourth quarter primarily as a result of the 22% decrease in the Company’s Latin America markets due to political uncertainty and continued Zika virus fears in Brazil. For the full year, RevPAR for the Company’s comparable international properties increased 7.8%, primarily due to the 15.2% increase in the Latin America market, which benefited from the Summer Olympic and Paralympic games in Rio de Janeiro.

•

As a result of the improvements in operating results described above and the Company’s share repurchase program, described below, Adjusted FFO per share increased 5.1% and 9.7% for the quarter and full year, respectively.

Capital Allocation

On February 16, 2017, the Company purchased the Don CeSar and Beach House Suites complex in St. Pete Beach, Florida for $214 million. The Don CeSar will be operated as an independent hotel and managed by Davidson Hotels & Resorts. The beachfront resort known as “The Pink Palace” has been recognized for excellence by Historic Hotels of America, with 347 rooms and suites along the Florida Gulf coast, award-winning dining options and over 38,000 square feet of meeting space. The resort’s distinct and historical architecture, combined with its unprecedented beach location, make it an ideal hotel for leisure, corporate, and social groups. Additionally, the purchase will be treated as a like-kind exchange with the disposition of the JW Marriott Desert Springs Resort & Spa, discussed below.

"We are excited to add one of the ‘Grand Dame’ Floridian resorts on one of the best beaches in the country to our portfolio. The iconic Don CeSar is exactly the type of irreplaceable asset we look to add to our collection of hotels and it will be one of our top 20 properties in terms of RevPAR. In addition, we believe there are significant value-added opportunities at the property through aggressive asset management, the installation of Davidson as the new operator and ROI initiatives,” said James F. Risoleo, President and Chief Executive Officer.

The Company continued to strategically dispose of assets where it expects lower growth and/or higher capital expenditures requirements. Proceeds from the sales of these assets during the year were utilized to repurchase stock, capital expenditures and other corporate initiatives. Subsequent to year end, the Company sold the JW Marriott Desert Springs Resort & Spa for $172 million, including $12 million of furniture, fixtures and equipment replacement funds retained at the hotel, and expects to recognize a gain of $15 million in the first quarter of 2017. For the 11 properties sold in 2016 and year-to-date 2017, the combined average 2015 RevPAR was $112 compared to the Company’s full year 2016 comparable RevPAR of $177. The following table is a summary of completed dispositions for 2016 and year-to-date 2017 (in US$ millions):

	Sales Price	Mortgage Debt Repayment	Sales Price Net of Mortgage Debt

First Quarter Sales (three hotels)	$121	$20	$101
Second Quarter Sales (five hotels)	345	—	345
Third Quarter Sales (two hotels)	31	17	14
Total 2016 Sales	$497	$37	$460

Year-to-date 2017 Sales
JW Marriott Desert Springs Resort & Spa	$172	$—	$172
	$669	$37	$632

Share Repurchase Program, Dividends and Special Dividends

Over the past 12 months, the Company has distributed approximately $848 million of capital to its stockholders through cash dividends and stock repurchases.

The Company is committed to maintaining a meaningful dividend, subject to approval by the Company’s Board of Directors. The Company paid a regular quarterly cash dividend of $0.20 per share and a special cash dividend of $0.05 per share on its common stock on January 17, 2017 to stockholders of record as of December 30, 2016. On February 21, 2017, the Board of Directors authorized a regular quarterly cash dividend of $0.20 per share on its common stock, which equates to an approximate 4.5% annualized yield based on the Company’s stock price on that date. The dividend will be paid on April 17, 2017 to stockholders of record on March 31, 2017. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.

The Company repurchased 0.7 million shares at an average price of $15.82 for the quarter and 13.8 million shares at an average price of $15.79 for the full year, for a total purchase of approximately $218 million. The share repurchase program ended on December 31, 2016.

On February 21, 2017, the Board of Directors authorized a new program to repurchase up to $500 million of common stock. The common stock may be purchased from time to time, depending upon market conditions, and may be purchased in the open market or through privately negotiated transactions or by other means, including through one or more trading plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The number of shares purchased will also depend upon operating results, funds generated by sales activity, dividends that may be required by those sales and investment options that may be available, including reinvesting in the portfolio or acquiring new hotels, as well as maintaining the Company’s strong leverage position. The program does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion.

Balance Sheet

The Company’s strong balance sheet remains a key competitive advantage, providing flexibility to take advantage of investment opportunities throughout the lodging cycle. An important component of this strategy is the Company’s investment-grade rating on its long-term unsecured debt and its revolving credit facility and term loans, which represent 98% of the Company’s outstanding borrowings.

At December 31, 2016, the Company had approximately $372 million of cash and $788 million of available capacity remaining under the revolver portion of its credit facility. Interest expense decreased $22 million for the quarter and

$73 million for the full year, reflecting a reduction of debt extinguishment costs of $20 million and $41 million for the quarter and full year, respectively, as well as a reduction in the overall debt balance. As of December 31, 2016, total debt was $3.6 billion, with an average maturity of 5.2 years and an average interest rate of 3.8%.

Redevelopment and Return On Investment (“ROI”) Capital Projects

The Company invested approximately $39 million and $226 million in the fourth quarter and full year, respectively, on redevelopment and ROI capital expenditures, representing a decrease of $49 million from the full year 2015 spend.

The Company’s ROI projects included:

•

The completion of the final phase of the renovation of the Denver Marriott Tech Center, including newly designed guestrooms, additional meeting and public space, and a new concept restaurant. The project includes sustainability features such as LED lighting in guestrooms and public spaces, new energy-efficient HVAC units in guestrooms and high efficiency hot water and boiler plant upgrades.

•

The completion of the first phase of the two-year renovation project at The Phoenician, including a redesign of the guest rooms and canyon suites and update to the façade. The second phase of the project is expected to be completed in 2017 and includes a complete redesign and renovation of the main public areas, pools, a restaurant and newly constructed spa and fitness building.

For full-year 2017, the Company expects to invest a total of approximately $90 million to $115 million in redevelopment projects and ROI capital expenditures. Additional information regarding the Company’s capital projects can be found at www.hosthotels.com.

Renewal and Replacement Expenditures

The Company invested approximately $75 million and $293 million in the fourth quarter and full year, respectively, in renewal and replacement capital expenditures, representing a decrease of $90 million from the full year 2015 spend. Projects completed during the fourth quarter included the renovation of all 398 rooms at The Ritz-Carlton, Tysons Corner, the renovation of over 45,000 square feet of meeting and public space at the Hyatt Regency Maui Resort & Spa and updates to two restaurants at The Ritz-Carlton, Amelia Island. For 2017, the Company expects to invest a total of $275 million to $300 million in renewal and replacement capital expenditures.

European Joint Venture

The European joint venture’s comparable hotel RevPAR on a constant euro basis declined approximately 1.1% and 2.0% for the fourth quarter and full year, respectively. The decrease in comparable hotel RevPAR was a result of slow economic growth and uncertain political climate that reduced demand, particularly at the joint venture’s properties in Brussels and Paris, where operations have yet to return to levels seen prior to the terrorist attacks in those cities.

2017 Outlook

For 2017, there is cautious optimism that business investment, and, therefore, corporate travel, will benefit from business-friendly policies, such as a potential decrease in corporate tax rates and regulations, and an increase in infrastructure spending. However, the effect and timing of any of these initiatives is unknown. At the same time, the lodging industry expects to continue to experience above average supply growth, particularly in the major markets where the Company competes. It also remains to be seen what effect the new administration’s immigration and travel policies will have on international travel to the United States. Given the wide range of uncertain outcomes, the Company anticipates that its 2017 operating results will change in the following range:

	Full Year 2017
	Low-end of range	High-end of range
Total comparable hotel RevPAR - Constant US$	0.0%	2.0%
Total revenues under GAAP	(1.5)%	0.3%
Operating profit margin under GAAP	(60 bps)	50 bps
Comparable hotel EBITDA margins	(80 bps)	0 bps

Based upon the above parameters, the Company estimates its 2017 guidance as follows (in millions, except per share amounts):

	Full Year 2017
	Low-end of range	High-end of range
Earnings per diluted share	$.63	$.72
Net income	469	539
NAREIT FFO per diluted share	1.60	1.69
Adjusted FFO per diluted share	1.60	1.70
Adjusted EBITDA	1,420	1,490

See the 2017 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 89 properties in the United States and 7 properties internationally totaling approximately 53,500 rooms. The Company also holds non-controlling interests in seven joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms and one in Asia that has interests in five hotels in India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel®, as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 22, 2017, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2016, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	December 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Property and equipment, net	$10,145	$10,583
Assets held for sale	150	55
Due from managers	55	56
Advances to and investments in affiliates	286	324
Furniture, fixtures and equipment replacement fund	173	141
Other	225	261
Restricted cash	2	15
Cash and cash equivalents	372	221
Total assets	$11,408	$11,656

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes	$2,380	$2,376
Credit facility, including the term loans of $997 million and $996 million, respectively	1,206	1,291
Mortgage debt	63	200
Total debt	3,649	3,867
Accounts payable and accrued expenses	278	243
Other	283	299
Total liabilities	4,210	4,409

Non-controlling interests - Host Hotels & Resorts, L.P.	165	143

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 737.8 million shares and 750.3 million shares issued and outstanding, respectively	7	8
Additional paid-in capital	8,077	8,302
Accumulated other comprehensive loss	(83)	(107)
Deficit	(1,007)	(1,139)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,994	7,064
Non-controlling interests—other consolidated partnerships	39	40
Total equity	7,033	7,104
Total liabilities, non-controlling interests and equity	$11,408	$11,656
___________
(1)

Our consolidated balance sheet as of December 31, 2016 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

HOST HOTELS & RESORTS, INC.

Consolidated Statements of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenues
Rooms	$837	$840	$3,492	$3,465
Food and beverage	416	408	1,599	1,568
Other	84	78	339	317
Total revenues	1,337	1,326	5,430	5,350
Expenses
Rooms	219	221	893	902
Food and beverage	284	280	1,114	1,110
Other departmental and support expenses	325	322	1,306	1,295
Management fees	59	55	236	226
Other property-level expenses	93	97	382	386
Depreciation and amortization	183	180	724	708
Corporate and other expenses(2)	24	26	106	94
(Gain) loss on insurance and business interruption settlements	—	2	(15)	(2)
Total operating costs and expenses	1,187	1,183	4,746	4,719
Operating profit	150	143	684	631
Interest income	1	2	3	4
Interest expense(3)	(38)	(60)	(154)	(227)
Gain on sale of assets	8	33	253	95
Gain (loss) on foreign currency transactions and derivatives	3	(2)	4	(5)
Equity in earnings of affiliates	2	45	21	76
Income before income taxes	126	161	811	574
Benefit (provision) for income taxes	2	4	(40)	(9)
Net income	128	165	771	565
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(7)
Net income attributable to Host Inc.	$126	$163	$762	$558
Basic earnings per common share	$.17	$.22	$1.03	$.74
Diluted earnings per common share	$.17	$.22	$1.02	$.74
(1)

Our consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
General and administrative costs	$21	$24	$95	$87
Non-cash stock-based compensation expense	4	2	12	11
Litigation (recoveries)/accruals and acquisition costs, net	(1)	—	(1)	(4)
Total	$24	$26	$106	$94

(3)	Interest expense includes the following items:

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Non-cash interest for exchangeable debentures	$—	$—	$—	$13
Debt extinguishment costs	—	20	—	41
Total	$—	$20	$—	$54

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income	$128	$165	$771	$565
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(7)
Net income attributable to Host Inc.	126	163	762	558
Assuming conversion of exchangeable senior debentures	—	1	—	—
Diluted income attributable to Host Inc.	$126	$164	$762	$558

Basic weighted average shares outstanding	737.9	753.2	743.0	752.4
Assuming weighted average shares for conversion of exchangeable senior debentures	—	8.2	—	—
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.7	.5	.7	.5
Diluted weighted average shares outstanding (1)	738.6	761.9	743.7	752.9
Basic earnings per common share	$.17	$.22	$1.03	$.74
Diluted earnings per common share	$.17	$.22	$1.02	$.74
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$

	As of December 31, 2016		Quarter ended December 31, 2016			Quarter ended December 31, 2015
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$228.87	74.5%	$170.44	$227.65	75.8%	$172.64	(1.3)%
New York	8	6,960	314.29	89.4	280.85	324.20	88.7	287.67	(2.4)
Washington, D.C.	12	6,023	210.91	73.3	154.59	203.64	70.4	143.40	7.8
Atlanta	5	1,939	196.33	74.1	145.41	196.49	72.7	142.90	1.8
Florida	8	4,559	219.59	66.8	146.74	221.57	69.5	154.00	(4.7)
Chicago	6	2,392	207.67	77.1	160.02	200.57	75.0	150.42	6.4
Denver	2	735	175.13	66.0	115.56	173.40	64.4	111.74	3.4
Houston	3	1,143	184.19	69.6	128.15	196.59	68.6	134.82	(4.9)
Phoenix	3	1,241	209.96	70.0	146.96	203.74	66.6	135.64	8.3
Seattle	2	1,315	203.96	69.3	141.43	193.39	73.1	141.33	0.1
San Francisco	4	2,912	249.50	78.9	196.77	254.43	76.5	194.76	1.0
Los Angeles	7	2,843	190.32	78.7	149.81	179.93	77.1	138.64	8.1
San Diego	3	2,981	195.83	78.8	154.39	190.54	72.4	137.91	12.0
Hawaii	3	1,682	345.52	88.1	304.28	325.04	87.2	283.49	7.3
Other	11	7,270	173.02	66.2	114.59	168.28	65.5	110.26	3.9
Domestic	81	47,180	229.56	75.4	173.09	228.08	74.3	169.48	2.1

Asia-Pacific	1	384	$225.34	91.3%	$205.69	$223.51	92.5%	$206.83	(0.6)%
Canada	2	849	160.36	64.3	103.15	162.86	62.4	101.55	1.6
Latin America	4	963	194.20	55.7	108.17	199.67	69.5	138.76	(22.0)
International	7	2,196	189.19	65.4	123.73	192.80	70.9	136.66	(9.5)
All Markets - Constant US$	88	49,376	227.98	75.0	170.88	226.57	74.2	168.01	1.7

All Owned Hotels in Constant US$ (3)

	As of December 31, 2016		Quarter ended December 31, 2016			Quarter ended December 31, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	88	49,376	$227.98	75.0%	$170.88	$226.57	74.2%	$168.01	1.7%
Non-comparable Hotels (Pro forma)	8	4,790	211.03	65.8	138.75	212.01	55.1	116.77	18.8
All Hotels	96	54,166	226.65	74.1	168.04	225.60	72.5	163.49	2.8

Comparable Hotels in Nominal US$

	As of December 31, 2016		Quarter ended December 31, 2016			Quarter ended December 31, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	1	384	$225.34	91.3%	$205.69	$214.38	92.5%	$198.38	3.7%
Canada	2	849	160.36	64.3	103.15	163.50	62.4	101.95	1.2
Latin America	4	963	194.20	55.7	108.17	197.03	69.5	136.93	(21.0)
International	7	2,196	189.19	65.4	123.73	189.75	70.9	134.50	(8.0)
Domestic	81	47,180	229.56	75.4	173.09	228.08	74.3	169.48	2.1
All Markets	88	49,376	227.98	75.0	170.88	226.44	74.2	167.91	1.8

Comparable Hotels by Type in Nominal US$

	As of December 31, 2016		Quarter ended December 31, 2016			Quarter ended December 31, 2015
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	52	32,655	$233.36	77.1%	$180.03	$234.51	76.7%	$179.82	0.1%
Suburban	19	6,947	190.47	68.4	130.31	185.16	66.7	123.47	5.5
Resort	11	7,102	271.09	68.5	185.80	259.77	66.8	173.57	7.0
Airport	6	2,672	151.88	82.2	124.78	149.46	82.2	122.83	1.6
All Types	88	49,376	227.98	75.0	170.88	226.44	74.2	167.91	1.8

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Market in Constant US$

	As of December 31, 2016		Year ended December 31, 2016			Year ended December 31, 2015
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$231.16	80.2%	$185.42	$228.47	79.6%	$181.85	2.0%
New York	8	6,960	280.29	87.2	244.36	291.61	86.4	251.95	(3.0)
Washington, D.C.	12	6,023	212.11	78.0	165.53	205.52	75.5	155.16	6.7
Atlanta	5	1,939	193.33	78.0	150.86	189.83	75.7	143.73	5.0
Florida	8	4,559	228.28	73.3	167.41	226.52	74.5	168.84	(0.8)
Chicago	6	2,392	203.33	77.4	157.43	202.05	75.7	152.87	3.0
Denver	2	735	179.94	73.5	132.25	175.63	72.8	127.88	3.4
Houston	3	1,143	196.50	71.3	140.14	204.14	69.4	141.65	(1.1)
Phoenix	3	1,241	215.97	71.1	153.51	210.15	71.1	149.42	2.7
Seattle	2	1,315	221.43	78.7	174.27	216.74	80.7	174.96	(0.4)
San Francisco	4	2,912	261.08	83.2	217.23	253.52	83.2	210.81	3.0
Los Angeles	7	2,843	202.53	83.1	168.24	191.74	80.7	154.70	8.8
San Diego	3	2,981	206.98	84.2	174.35	201.70	82.0	165.31	5.5
Hawaii	3	1,682	330.98	90.6	299.86	323.10	88.7	286.48	4.7
Other	11	7,270	173.57	70.8	122.96	168.97	68.2	115.19	6.7
Domestic	81	47,180	226.07	79.0	178.61	224.23	77.7	174.18	2.5

Asia-Pacific	1	384	$210.27	89.6%	$188.39	$211.25	89.5%	$189.09	(0.4)%
Canada	2	849	170.79	64.0	109.29	171.84	60.5	103.98	5.1
Latin America	4	963	217.01	63.8	138.35	188.71	63.6	120.06	15.2
International	7	2,196	198.82	68.5	136.15	188.26	67.1	126.27	7.8
All Markets - Constant US$	88	49,376	225.01	78.5	176.71	222.83	77.2	172.04	2.7

All Owned Hotels in Constant US$ (3)

	As of December 31, 2016		Year ended December 31, 2016			Year ended December 31, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	88	49,376	$225.01	78.5%	$176.71	$222.83	77.2%	$172.04	2.7%
Non-comparable Hotels (Pro forma)	8	4,790	218.98	67.3	147.30	216.32	65.3	141.29	4.3
All Hotels	96	54,166	224.55	77.5	174.11	222.34	76.2	169.33	2.8

Comparable Hotels in Nominal US$

	As of December 31, 2016		Year ended December 31, 2016			Year ended December 31, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	1	384	$210.27	89.6%	$188.39	$213.04	89.5%	$190.69	(1.2)%
Canada	2	849	170.79	64.0	109.29	177.16	60.5	107.20	1.9
Latin America	4	963	217.01	63.8	138.35	206.48	63.6	131.37	5.3
International	7	2,196	198.82	68.5	136.15	197.89	67.1	132.73	2.6
Domestic	81	47,180	226.07	79.0	178.61	224.23	77.7	174.18	2.5
All Markets	88	49,376	225.01	78.5	176.71	223.21	77.2	172.33	2.5

Comparable Hotels by Type in Nominal US$

	As of December 31, 2016		Year ended December 31, 2016			Year ended December 31, 2015
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	52	32,655	$227.71	80.4%	$182.97	$227.69	79.0%	$179.76	1.8%
Suburban	19	6,947	195.55	73.2	143.18	189.12	72.1	136.35	5.0
Resort	11	7,102	269.97	72.7	196.32	263.97	72.3	190.79	2.9
Airport	6	2,672	158.03	85.5	135.14	153.18	82.3	126.01	7.2
All Types	88	49,376	225.01	78.5	176.71	223.21	77.2	172.33	2.5
___________

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets and property types.
(3)

Operating statistics are presented for all consolidated properties owned as of December 31, 2016 and do not include the results of operations for properties sold in 2016 or 2015. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. As a result, the RevPAR increase of 2.8% for both the quarter and full year 2016, respectively, for the 96 hotels owned as of December 31, 2016 is non-comparable because the available room nights are not consistent and certain of these properties had little or no revenues during those periods. See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use. The following hotels are considered non-comparable for the periods presented:

•

Non-comparable hotels - This represents seven hotels under significant renovations in either 2015 or 2016: The Camby Hotel, The Logan, Axiom Hotel, the Houston Airport Marriott at George Bush Intercontinental, the Hyatt Regency San Francisco Airport, the Denver Marriott Tech Center, and the Marriott Marquis San Diego Marina. It also includes The Phoenician, acquired in June 2015, which is presented on a pro forma basis assuming we owned the hotel as of January 1, 2015 and includes historical operating data for periods prior to our ownership. As a result, the RevPAR increase of 18.8% and 4.3% for the quarter and full year 2016, respectively, for these eight hotels is considered non-comparable.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

	As of December 31, 2016		Quarter ended December 31, 2016			Quarter ended December 31, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	10	3,896	€199.08	72.0%	€143.33	€199.49	72.7%	€144.98	(1.1)%
Total comparable - in Nominal Euros (1)	10	3,896	199.08	72.0	143.33	205.53	72.7	149.38	(4.0)

	As of December 31, 2016		Year ended December 31, 2016			Year ended December 31, 2015
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	10	3,896	€213.47	73.7%	€157.30	€206.18	77.9%	€160.55	(2.0)%
Total comparable - in Nominal Euros (1)	10	3,896	213.47	73.7	157.30	209.54	77.9	163.16	(3.6)
___________
(1)

Total comparable statistics include the operating performance for all 10 properties in the joint venture (determined on the same basis as our consolidated comparable hotel portfolio). See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Number of hotels	88	88	88	88
Number of rooms	49,376	49,376	49,376	49,376
Change in comparable hotel RevPAR -
Constant US$	1.7%	—	2.7%	—
Nominal US$	1.8%	—	2.5%	—
Operating profit margin (2)	11.2%	10.8%	12.6%	11.8%
Comparable hotel EBITDA margin (2)	27.25%	26.6%	27.8%	27.0%
Food and beverage profit margin (2)	31.7%	31.4%	30.3%	29.2%
Comparable hotel food and beverage profit margin (2)	32.5%	31.1%	30.6%	29.7%
Comparable hotel revenues
Room	$776	$763	$3,194	$3,105
Food and beverage (3)	369	366	1,430	1,406
Other	72	65	284	265
Comparable hotel revenues (4)	1,217	1,194	4,908	4,776
Comparable hotel expenses
Room	202	200	817	806
Food and beverage (5)	249	252	993	989
Other	24	30	99	122
Management fees, ground rent and other costs	410	394	1,635	1,570
Comparable hotel expenses (6)	885	876	3,544	3,487
Comparable hotel EBITDA	332	318	1,364	1,289
Non-comparable hotel results, net (7)	25	31	150	144
Depreciation and amortization	(183)	(180)	(724)	(708)
Interest expense	(38)	(60)	(154)	(227)
Benefit (provision) for income taxes	2	4	(40)	(9)
Gain on sale of property and corporate level income/expense	(10)	52	175	76
Net income	$128	$165	$771	$565
___________
(1)

See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the above table.

(3)	The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows:
	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Food and beverage sales per the consolidated statements of operations	$416	$408	$1,599	$1,568
Non-comparable hotel food and beverage sales	(47)	(42)	(169)	(162)
Comparable food and beverage sales	$369	$366	$1,430	$1,406

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

(4)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows:

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenues per the consolidated statements of operations	$1,337	$1,326	$5,430	$5,350
Non-comparable hotel revenues	(120)	(132)	(522)	(574)
Comparable hotel revenues	$1,217	$1,194	$4,908	$4,776
(5)	The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows:
	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Food and beverage expenses per the consolidated statements of operations	$284	$280	$1,114	$1,110
Non-comparable hotel food and beverage expenses	(35)	(28)	(121)	(121)
Comparable food and beverage expenses	$249	$252	$993	$989
(6)	The reconciliation of operating costs and expenses per the consolidated statements of operations to the comparable hotel expenses is as follows:
	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Operating costs and expenses per the consolidated statements of operations	$1,187	$1,183	$4,746	$4,719
Non-comparable hotel expenses	(95)	(101)	(372)	(430)
Depreciation and amortization	(183)	(180)	(724)	(708)
Corporate and other expenses	(24)	(26)	(106)	(94)
Comparable hotel expenses	$885	$876	$3,544	$3,487
(7)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our consolidated statements of operations as continuing operations, (ii) gains on insurance settlements and business interruption proceeds, and (iii) the results of our office buildings.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			December 31, 2016	December 31, 2015
Equity
Common shares outstanding			737.8	750.3
Common shares outstanding assuming conversion of OP Units (1)			746.5	759.7
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$18.84	$15.34

			Quarter ended	Year ended
			December 31,	December 31,
Dividends declared per common share
2016			$.25	$.85
2015			.20	.80

Debt
Senior debt	Rate	Maturity date	December 31, 2016	December 31, 2015
Series Z	6%	10/2021	$297	$297
Series B	5 1⁄4%	3/2022	347	347
Series C	4 3⁄4%	3/2023	446	445
Series D	3 3⁄4%	10/2023	398	397
Series E	4%	6/2025	496	495
Series F	4 1⁄2%	2/2026	396	395
2014 Credit facility term loan	1.9%	6/2017	500	499
2015 Credit facility term loan	1.9%	9/2020	497	497
Credit facility revolver (3)	1.5%	6/2018	209	295
			3,586	3,667
Mortgage debt and other
Mortgage debt (non-recourse)	3.4%	11/22/17	63	200
Total debt (4)(5)			$3,649	$3,867
Percentage of fixed rate debt			65%	64%
Weighted average interest rate			3.8%	3.7%
Weighted average debt maturity			5.2 years	5.9 years

			Forecast Full Year 2017
Forecast GAAP interest expense (6)			$161
Forecast cash interest, net (6)			$154
Forecast GAAP cash provided by operating activities (7)			$1,221
Forecast adjusted cash from operations (7)			$933
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At December 31, 2016 and 2015, there were 8.6 million and 9.1 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	The interest rate shown is the weighted average rate of the outstanding credit facility at December 31, 2016.
(4)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of December 31, 2016, our non-controlling partners’ share of consolidated debt is $16 million and our share of debt in unconsolidated investments is $392 million.

(5)	Total debt as of December 31, 2016 and 2015 includes net discounts and deferred financing costs of $25 million and $32 million, respectively.
(6)

Reflects 2017 forecast cash interest expense, net of debt extinguishment costs, as of the balance sheet date. The following chart reconciles GAAP interest expense to forecast cash interest expense for 2016 and Forecast Full Year 2017. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2017 Forecasts for full year forecast assumptions:

	Forecast Full Year 2017	December 31, 2016
GAAP interest expense	$161	$154
Non-cash interest expense	(6)	(7)
Change in accrued interest	(1)	(3)
Cash interest full year	$154	$144

See the Notes to Financial Information for a discussion of non-GAAP measures.

(7)	The following chart reconciles Forecast Full Year 2017 GAAP cash provided by operating activities to forecast adjusted cash from operations:
Forecast Full Year 2017
Forecast GAAP cash provided by operating activities	$1,221
Renewal and replacement expenditures	(288)
Forecast adjusted cash from operations	$933

See the Notes to Financial Information for a discussion of non-GAAP measures.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income (2)	$128	$165	$771	$565
Interest expense	38	60	154	227
Depreciation and amortization	183	180	724	708
Income taxes	(2)	(4)	40	9
EBITDA (2)	347	401	1,689	1,509
Gain on dispositions (3)	(8)	(32)	(250)	(93)
(Gain) loss on property insurance settlement	—	2	(1)	(2)
Acquisition costs	—	—	—	1
Equity investment adjustments:
Equity in earnings of affiliates	(2)	(45)	(21)	(76)
Pro rata Adjusted EBITDA of equity investments	14	20	65	81
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non- controlling partners in other consolidated partnerships	(3)	(2)	(11)	(11)
Adjusted EBITDA (2)	$348	$344	$1,471	$1,409
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $1 million for the quarter ended December 31, 2015 and $2 million for each of the years ended December 31, 2016 and 2015, respectively, for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture. Additionally, for the year ended December 31, 2016, these line items include $12 million for the reimbursement of operating losses at the New Orleans Marriott due to the 2010 Deepwater Horizon oil spill.

(3)	Reflects the sale of ten hotels in 2016 and the sale of eight hotels in 2015.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income (2)	$128	$165	$771	$565
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(7)
Net income attributable to Host Inc.	126	163	762	558
Adjustments:
Gain on dispositions (3)	(8)	(32)	(250)	(93)
Tax on dispositions	—	—	9	—
(Gain) loss on property insurance settlement	—	2	(1)	(2)
Depreciation and amortization	182	179	720	704
Equity investment adjustments:
Equity in earnings of affiliates	(2)	(45)	(21)	(76)
Pro rata FFO of equity investments	10	13	48	55
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)	(4)	(5)
FFO adjustments for non-controlling interests of Host L.P.	(3)	(1)	(6)	(7)
NAREIT FFO (2)	304	278	1,257	1,134
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	20	—	45
Acquisition costs	—	—	—	1
Adjusted FFO (2)	$304	$298	$1,257	$1,180

For calculation on a per share basis:

Adjustments for dilutive securities (4):
Assuming conversion of Exchangeable Senior Debentures	$—	$1	$—	$22
Diluted NAREIT FFO	$304	$279	$1,257	$1,156
Diluted Adjusted FFO	$304	$299	$1,257	$1,202

Diluted weighted average shares outstanding - EPS	738.6	761.9	743.7	752.9
Assuming conversion of Exchangeable Senior Debentures	—	—	—	25.4
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	738.6	761.9	743.7	778.3
NAREIT FFO per diluted share	$.41	$.37	$1.69	$1.49
Adjusted FFO per diluted share	$.41	$.39	$1.69	$1.54
___________
(1-3)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.
(4)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Share for 2017 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2017
	Low-end of range	High-end of range
Net income	$469	$539
Interest expense	161	161
Depreciation and amortization	724	724
Income taxes	48	48
EBITDA	1,402	1,472
Gain on dispositions	(15)	(15)
Acquisition costs	3	3
Equity investment adjustments:
Equity in earnings of affiliates	(24)	(24)
Pro rata Adjusted EBITDA of equity investments	65	65
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(11)	(11)
Adjusted EBITDA	$1,420	$1,490

	Full Year 2017
	Low-end of range	High-end of range
Net income	$469	$539
Less: Net income attributable to non-controlling interests	(5)	(6)
Net income attributable to Host Inc.	464	533
Gain on dispositions	(15)	(15)
Depreciation and amortization	720	720
Equity investment adjustments:
Equity in earnings of affiliates	(24)	(24)
Pro rata FFO of equity investments	50	50
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(5)	(5)
FFO adjustment for non-controlling interests of Host LP	(8)	(8)
NAREIT FFO	1,182	1,251
Acquisition costs	3	3
Adjusted FFO	1,185	1,254
Diluted NAREIT FFO	1,182	1,251
Diluted Adjusted FFO	$1,185	$1,254

Weighted average diluted shares - EPS	739.0	739.0
Weighted average diluted shares - NAREIT and Adjusted FFO	739.0	739.0
Earnings per diluted share	$0.63	$0.72
NAREIT FFO per diluted share	$1.60	$1.69
Adjusted FFO per diluted share	$1.60	$1.70
___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 0.0% to 2.0% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will decrease 80 basis points to 0 basis points for the low and high ends of the forecasted range, respectively.
•	We expect to spend approximately $90 million to $115 million on ROI/redevelopment capital expenditures and approximately $275 million to $300 million on renewal and replacement expenditures.
•

The above forecast reflects the January 2017 disposition of the JW Marriott Desert Springs Resort & Spa and includes the acquisition of the Don CeSar on February 16, 2017, as well as approximately $200 million of unspecified acquisitions in 2017.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2017 Forecasts (1)

(unaudited, in millions, except hotel statistics)

	Full Year 2017
	Low-end of range	High-end of range
Operating profit margin under GAAP (2)	12.0%	13.1%
Comparable hotel EBITDA margin (3)	27.0%	27.8%
Comparable hotel sales
Room	$3,197	$3,260
Food and beverage	1,413	1,434
Other	270	274
Comparable hotel sales (4)	4,880	4,968
Comparable hotel expenses
Rooms, food and beverage and other departmental costs	1,896	1,906
Management fees, ground rent and other costs	1,666	1,680
Comparable hotel expenses (5)	3,562	3,586
Comparable hotel EBITDA	1,318	1,382
Non-comparable hotel results, net	148	154
Depreciation and amortization	(724)	(724)
Interest expense	(161)	(161)
Provision for income taxes	(48)	(48)
Gain on sale of property and corporate level income/expense	(64)	(64)
Net income	$469	$539
___________
(1)

Forecast comparable hotel results include 90 hotels that we have assumed will be classified as comparable as of December 31, 2017. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2017. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for 2017 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the consolidated statements of operations. See (4) below for forecast revenues.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the table above.
(4)	The reconciliation of forecast total revenues to the forecast comparable hotel sales is as follows (in millions):
	Low-end of range	High-end of range
Revenues	$5,350	$5,444
Non-comparable hotel revenues	(470)	(476)
Comparable hotel sales	$4,880	$4,968
(5)	The reconciliation of forecast operating costs and expenses to the comparable hotel expenses is as follows (in millions):
	Low-end of range	High-end of range
Operating costs and expenses	$4,709	$4,733
Non-comparable hotel and other expenses	(322)	(322)
Depreciation and amortization	(724)	(724)
Corporate and other expenses	(101)	(101)
Comparable hotel expenses	$3,562	$3,586

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA, comparable hotel EBITDA margins and cash from operations are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Application of New Accounting Standards

During the first quarter of 2016, the Company adopted ASU No. 2015-02, Amendments to the Consolidation Analysis, which included an amendment to the consolidation guidance that removed the presumption of control by a general partner in a limited partnership. As a result, the Company has deconsolidated the partnership which owns the Fort Lauderdale Marriott Harbor Beach Resort & Spa, effective January 1, 2016. The Company has applied the change retrospectively on the accompanying financial statements. As a result of the adoption, assets and liabilities declined by $128 million and $150 million, respectively, as of year-end 2015, with no effect on the total equity of Host Hotels & Resorts, Inc. stockholders. Additionally, revenues for the fourth quarter and year ended 2015 exclude the rental income of $8 million and $37 million, respectively, earned by the partnership; however, the adoption does not affect the net income attributable to Host Hotels & Resorts, Inc., Adjusted EBITDA, or NAREIT and Adjusted FFO.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired the Don CeSar in February 2017. The hotel will not be included in our comparable hotels until January 1, 2019. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 96 hotels that we owned on December 31, 2016, 88 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2016 are excluded from comparable hotel results for these periods:

•

The Denver Marriott Tech Center, removed in the first quarter of 2016 (business disruption due to extensive renovations, including conversion of 64 rooms to 41 suites, conversion of the concierge lounge into three meeting rooms, and the repositioning of the public space and food and beverage areas);

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

The Hyatt Regency San Francisco Airport, removed in the first quarter of 2016 (business disruption due to extensive renovations, including all guestrooms and bathrooms, meeting space, the repositioning of the atrium into a new restaurant and lounge, and conversion of the existing restaurant to additional meeting space);

•

The Camby Hotel (previously The Ritz-Carlton, Phoenix), removed in the third quarter of 2015 (business interruption due to rebranding, including closure of the hotel in July 2015 for extensive renovation work);

•

The Logan (previously the Four Seasons Philadelphia), removed in the first quarter of 2015 (business interruption due to rebranding, including closure of the hotel in order to expedite renovation efforts);

•

Houston Airport Marriott at George Bush Intercontinental, removed in the first quarter of 2015 (business interruption due to complete repositioning of the hotel, including guest room renovations and the closure of two restaurants to create a new food and beverage outlet and lobby experience);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and construction of the new exhibit hall);
•

The Phoenician (acquired in June 2015 and, beginning in second quarter 2016, business disruption due to extensive renovations, including all guestrooms and suites, a redesign of the lobby and public areas, renovation of pools, recreation areas and a restaurant and a re-configured spa and fitness center); and

•	Axiom Hotel (acquired as the Powell Hotel in January 2014, then closed during 2015 for extensive renovations and reopened in January 2016).

The operating results of 18 hotels disposed of in 2016 and 2015 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 10 through 12.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the one hotel acquired in 2015 is included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming it was owned as of January 1, 2015 and based on actual results obtained from the manager for periods prior to our ownership. For this hotel, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on both market and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Boston – Greater Boston Metropolitan area;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs;
•	Atlanta – Atlanta Metropolitan area;
•	Florida – All Florida locations;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Houston – Houston Metropolitan area;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	Seattle – Seattle Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	San Diego – San Diego Metropolitan area;
•	Hawaii – All Hawaii locations; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Ohio, Pennsylvania, Tennessee and Texas.

International

•	Asia-Pacific – Australia;
•	Canada – Toronto and Calgary; and
•	Latin America – Brazil and Mexico.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Our property types consist of the following:

•	Urban – Hotels located in primary business districts of major cities;
•	Suburban – Hotels located in office parks or smaller secondary markets;
•	Resort – Hotels located in resort destinations such as Arizona, Florida, Hawaii and Southern California; and
•	Airport – Hotels located at or near airports.

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA, (iv) Comparable Hotel Property Level Operating Results and (v) forecast interest expense and forecast adjusted cash from operations. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2013, management excluded the $11 million gain from the eminent domain claim for land for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business, which is consistent with the definition of Adjusted FFO that we adopted effective January 1, 2011. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2013, management excluded the $11 million gain from the eminent domain claim for land for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA, Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, Adjusted EBITDA, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and non-controlling partners in consolidated partnerships. Our equity investments primarily consist of our approximate one-third interest in a European joint venture, a 25% interest in an Asian joint venture, a 67% ownership in a joint venture that owns a vacation ownership property in Hawaii and interests ranging from 11% to 50% in three partnerships that each own one hotel. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners and interests ranging from 15% to 48% held by outside partners in three partnerships each owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for Adjusted EBITDA were calculated as set forth in the definition above under “Equity Investment Adjustments” and ”Consolidated Partnership Adjustments.” Similar adjustments were made in the calculation of both NAREIT FFO and Adjusted FFO per diluted share. Readers should be cautioned that the pro rata results presented in these measures for consolidated and non-consolidated partnerships may not accurately depict the legal and economic implications of our investments in these entities.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, EBITDA (and the related margin) and food and beverage adjusted profit (and the related margin), on a comparable hotel, or “same store,” basis as supplemental information for

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

Cash Interest Expense

We present Cash Interest Expense when evaluating our performance because management believes that the exclusion of certain items from interest expense as calculated under GAAP provides useful supplemental information to investors regarding payment obligations under our debt agreements. Management historically has made the adjustments detailed below to provide investors with a measure of the level of required cash expenditures associated with our outstanding debt without regard to cost associated with refinancing activity or non-cash expense. We believe that the presentation of Cash Interest Expense, when combined with the primary GAAP presentation, provides useful supplemental information related to our capital structure. We adjust GAAP interest expense for the following items, which may occur in any period, and refer to this measure as Cash Interest Expense:

•

Amortization for deferred financing cost and original issue discounts/premiums – These costs represent cash payments or principal discounts or premiums made at the time of issuance and are amortized over the life of the debt. The amount and timing of these costs is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

•

Debt extinguishment costs - These costs represent cash payments for premiums associated with prepayment of debt prior to maturity and the acceleration of previously unrecognized deferred financing costs. The amount and timing of these is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

•	Changes in accrued interest – Represents the change in accrued interest on our balance sheet based on the timing of the payment of interest.

Adjusted Cash from Operations

We also present Adjusted Cash from Operations when evaluating our performance because management believes that the adjustment of certain additional items described below provides useful supplemental information to investors regarding the growth in cash flow from operations. We believe that the presentation of Adjusted Cash from Operations, when combined with the primary GAAP presentation of cash provided by operating activities from our consolidated statement of cash flows, provides useful supplemental information of cash available for acquisitions, capital expenditures, payment of dividends, stock repurchases and other corporate purposes. We adjust cash provided by operating activities for the following items, which may occur in any period, and refer to this measure as Adjusted Cash from Operations:

•

Renewal and replacement capital expenditures (R&R) – Under the terms of our contracts with our managers we are required to provide cash for regular maintenance capital expenditures which we define as R&R. For this reason, we deduct these

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

required cash expenditures in determining Adjusted Cash From Operations. These amounts are shown in cash from investing activities in our statement of cash flows.
•

Cash debt extinguishment costs and incremental interest expense - These costs represent cash payments for premiums associated with prepayment of debt prior to maturity and cash interest expense during the period subsequent to the issuance of the new debt and prior to the repayment of the old debt. The amount and timing of these is dependent upon the level of financing activities and therefore, management does not believe they are reflective of the run-rate for interest expense.

Limitations on the Use of Cash Interest Expense and Adjusted Cash from Operations

We calculate Cash Interest Expense and Adjusted Cash from Operations as noted above. These measures should not be considered as an alternative to interest expense or cash provided by operating activities determined in accordance with GAAP. Additionally, these items should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including the ability to make cash distributions, without consideration of the impact of the investing and financing cash requirements that are excluded from these calculations to the extent they are material to operating decisions.